Exhibit 10.32

Emad Rizk

Chief Executive Officer, Accretive Health, Inc.

August 6, 2014

Re: Resignation as Chief Executive Officer and Treasurer.

Dear Emad:

I am pleased to accept the role of Senior Vice President, Finance, and to continue to assist Accretive Health, Inc. (the “Company”) in such capacity by, among other things, continuing to advise the Company regarding the restatement of its financial statements. Therefore, I hereby notify you of my resignation from the position of Chief Financial Officer of the Company, effective as of August 12, 2014.

By executing below, the Company agrees that, upon any future voluntary resignation by me from my employment with the Company, I shall be entitled to the benefits set forth in the last sentence of the penultimate paragraph of my Employment Letter Agreement with the Company, dated August 24, 2013 (the “Employment Agreement”), as if such resignation was deemed, solely for purposes of the Employment Agreement, to be a termination without cause (subject to the terms and conditions set forth therein).

_/s/ Sean F. Orr

Sean F. Orr

Agreed and Acknowledged:

ACCRETIVE HEALTH, INC.

By: /s/ Emad Rizk

Name: Emad Rizk

Title: Chief Executive Officer

Date: August 6, 2014